Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE REPORTS 40% GROWTH IN FIRST-QUARTER

EARNINGS TO $0.35 PER DILUTED SHARE

Increases Guidance to Range of $1.76 to $1.84 for 2006

THOMASVILLE, N.C. (April 27, 2006) – Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the first quarter ended March 31, 2006. The Company produced record revenue from operations of $291,631,000, an increase of 23.2% from $236,770,000 for the first quarter of 2005. Net income increased 39.4% to $13,020,000 from $9,343,000, and earnings per diluted share increased 40.0% to $0.35 from $0.25 for the first quarter of 2005. Old Dominion’s operating ratio improved to 91.9% from 92.7% for the first quarter of 2005. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in November 2005.

Commenting on the announcement, Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, said, “Our first-quarter operating and financial results are a great start to accomplishing our objectives for 2006. These results are primarily due to the continued expansion of market share within our existing service center network, even as we continued the steady expansion of our geographic footprint.

“We expanded our service center network in the first quarter with the addition of 16 service centers, raising our total to 170 in operation in 46 states at the end of the quarter. We added 13 service centers through the acquisition of certain assets of UW Freight Line, enabling us to initiate operations in two new states and expand full-state coverage to 37 states. We also opened service centers in Ocala, Florida; Ann Arbor, Michigan; and Spokane, Washington during the first quarter and have subsequently opened San Jose, California; Fort Myers, Florida; Pendergrass, Georgia; Fargo, North Dakota, which initiated coverage in our 47th state; and Tacoma, Washington. We are scheduled to open five additional service centers later in 2006 and may possibly open another five to seven depending on real estate availability.

“Our revenue growth for the first quarter – the eighth consecutive quarter of growth in excess of 20% - was primarily the result of 20.6% growth in LTL tons shipped in a relatively stable pricing environment. Our tonnage growth consisted of an 11.5% increase in LTL shipments for the quarter and an 8.1% increase in LTL weight per LTL shipment. We attribute much of our growth in revenue and tonnage to our success in providing both regional and inter-regional services through one company to our expanding customer base.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports First-Quarter Earnings

April 27, 2006

“Because over 90% of our growth in revenue for the first quarter was generated within our existing service center network, we continued to achieve increased operating leverage and enhanced profit margins. We have generated 18 consecutive quarters of improvement in our operating ratio and growth in net income in excess of 30%, both on a comparable quarter basis.”

Based on the Company’s operating and financial results for the first quarter of 2006, as well as its assessment of current and near-term business conditions, Old Dominion today increased its guidance for 2006 earnings per diluted share to a range of $1.76 to $1.84. In addition, the Company today established its earnings guidance for the second quarter of 2006 in a range of $0.43 to $0.46, compared with $0.37 earned for the second quarter of 2005.

Mr. Congdon concluded, “Old Dominion’s first-quarter results continued our long-term record of expanding at a rate significantly higher than the overall trucking industry. They also support our ability to achieve our objective of at least 20% revenue growth for 2006 and over $2 billion in revenue for 2010. Our combination of differentiated products, high quality service, non-union workforce, experienced management team and solid financial position gives us great confidence in achieving these targets.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.InvestorCalendar.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through May 27, 2006. A telephonic replay will also be available through May 4, 2006, at 719-457-0820, Confirmation Number 9989840.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (5) the availability and cost of fuel; (6) difficulty in attracting or retaining qualified drivers; (7) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (8) the Company’s significant ongoing cash requirements; (9) the availability and cost of new equipment; (10) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (11) seasonal trends in the industry, including the possibility of harsh weather conditions; (12) the Company’s dependence on key employees; (13) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (14) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 47 states within the Southeast, South Central, Northeast, Midwest and West regions of the country,

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ODFL Reports First-Quarter Earnings

April 27, 2006

including 37 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended March 31,		% Chg.
	2006	2005
Revenue from operations	$291,631	$236,770	23.2%
Operating income	$23,582	$17,236	36.8%
Operating ratio	91.9%	92.7%
Net income	$13,020	$9,343	39.4%
Basic earnings per share	$0.35	$0.25	40.0%
Diluted earnings per share	$0.35	$0.25	40.0%
Weighted average shares outstanding
Basic	37,285	37,268	0.0%
Diluted	37,285	37,283	0.0%

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ODFL Reports First-Quarter Earnings

April 27, 2006

OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)

	First Quarter
	2006		2005		%Chg.
Revenue	$291,631	100.0%	$236,770	100.0%	23.2%

Operating expenses:
Salaries, wages & benefits	160,058	54.9%	134,244	56.7%	19.2%
Operating supplies & expenses	45,554	15.6%	33,092	14.0%	37.7%
General supplies & expenses	9,310	3.2%	7,648	3.2%	21.7%
Operating taxes & licenses	11,035	3.8%	9,007	3.8%	22.5%
Insurance & claims	8,484	2.9%	7,855	3.3%	8.0%
Communications & utilities	3,802	1.3%	3,214	1.4%	18.3%
Depreciation & amortization	15,537	5.3%	12,335	5.2%	26.0%
Purchased transportation	10,006	3.4%	8,803	3.7%	13.7%
Building and office equipment rents	2,770	1.0%	2,097	0.9%	32.1%
Miscellaneous expenses, net	1,493	0.5%	1,239	0.5%	20.5%

Total operating expenses	268,049	91.9%	219,534	92.7%	22.1%

Operating income	23,582	8.1%	17,236	7.3%	36.8%

Other deductions:
Interest expense, net	1,611	0.5%	1,433	0.6%	12.4%
Other expense, net	271	0.1%	153	0.1%	77.1%

Income before income taxes	21,700	7.5%	15,650	6.6%	38.7%

Provision for income taxes	8,680	3.0%	6,307	2.7%	37.6%

Net income	$13,020	4.5%	$9,343	3.9%	39.4%

Earnings per share:

Basic	$0.35		$0.25		40.0%
Diluted	$0.35		$0.25		40.0%

Weighted average outstanding shares:
Basic	37,285		37,268		0.0%
Diluted	37,285		37,283		0.0%

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ODFL Reports First-Quarter Earnings

April 27, 2006

OLD DOMINION FREIGHT LINE, INC.

	First Quarter
Operating Statistics	2006	2005	% Chg.
( * In thousands)
Operating ratio	91.9%	92.7%	(0.9)%
Intercity miles *	68,630	61,529	11.5%
LTL tons *	873	724	20.6%
Total tons *	1,156	970	19.2%
LTL shipments *	1,511	1,355	11.5%
Total shipments *	1,544	1,383	11.6%
Percent LTL revenue	90.8%	91.0%	(0.2)%
Revenue per intercity mile	$4.25	$3.85	10.4%
LTL rev/LTL cwt	$15.16	$14.88	1.9%
LTL rev/LTL cwt less FSC	$13.50	$13.68	(1.3)%
LTL rev/LTL shp	$175.14	$159.07	10.1%
LTL rev/LTL shp less FSC	$156.01	$146.25	6.7%
LTL weight per LTL shipment (lbs.)	1,156	1,069	8.1%
Average length of haul (miles)	937	936	0.1%

Balance Sheets	March 31, 2006	December 31, 2005
(In thousands)
Current assets	$164,202	$150,213
Net property and equipment	517,642	466,071
Other assets	27,876	25,364

Total assets	$709,720	$641,648

Current maturities of long-term debt	$17,116	$17,930
Other current liabilities	121,021	93,098

Total current liabilities	138,137	111,028
Long-term debt	135,882	111,026
Other non-current liabilities	77,630	74,543

Total liabilities	351,649	296,597
Equity	358,071	345,051

Total liabilities & equity	$709,720	$641,648

Notes:	Financial and operating data are unaudited
LTL is less than 10,000 lbs.

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